Exhibit 10.4

EUROPEAN CONTRIBUTION AGREEMENT

between

HUNTSMAN INTERNATIONAL LLC,

as Contributor

and

HUNTSMAN RECEIVABLES FINANCE LLC,

as the Company

Dated as of October 16, 2009.

TABLE OF CONTENTS

1.	DEFINITIONS		1
	1.01	Defined Terms	1
	1.02	Other Definitional Provisions	1
2.	CONTRIBUTION OF RECEIVABLES		3
	2.01	Contribution of Receivables	3
	2.02	Contribution Value	5
	2.03	Intentionally Omitted	5
	2.04	No Repurchase	5
	2.05	Rebates, Adjustments, Returns, Reductions and Modifications	6
	2.06	Payments in Respect of Ineligible Receivables and Originator Indemnification Payments	6
	2.07	Certain Charges	7
	2.08	Intentionally Omitted	7
	2.09	Power of Attorney	7
3.	CONDITIONS TO CONTRIBUTIONS		8
	3.01	Conditions Precedent to Contribution	8
	3.02	Conditions Precedent to all Contributions of Receivables	9
	3.03	Conditions Precedent to the Contributor’s Obligations on the Initial Contribution Date and each Contribution Date Thereafter	10
4.	REPRESENTATIONS AND WARRANTIES		11
	4.01	Representations and Warranties of the Contributor	11
	4.02	Representations and Warranties of the Contributor Relating to the Contributed Receivables	15
	4.03	Representations and Warranties of the Company	16
5.	AFFIRMATIVE COVENANTS		17
	5.01	Financial Statements; Reports; etc.	17
	5.02	Compliance with Law and Policies	18
	5.03	Preservation of Company Existence	19
	5.04	Separate Company Existence	19
	5.05	Inspection of Property; Books and Records; Discussions	20
	5.06	Location of Records	20
	5.07	Computer Files and other Documents	20
	5.08	Obligations	20
	5.09	Collections	20

	5.10	Furnishing Copies, Etc.	20
	5.11	Intentionally Omitted	21
	5.12	Assessments	21
	5.13	Intentionally Omitted	21
	5.14	Notices	21
	5.15	Bankruptcy	21
	5.16	Further Action	21
	5.17	Marking of Records	22
	5.18	Intercreditor Agreements	22
	5.19	Enforcement of Agreements	23
6.	NEGATIVE COVENANTS		23
	6.01	Limitations on Transfers of Contributed Receivables, Etc	23
	6.02	Extension or Amendment of Contributed Receivables	23
	6.03	Change in Payment Instructions to Obligors or in Collection Account Banks	23
	6.04	Change in Name	23
	6.05	Policies	23
	6.06	Modification of Legend	23
	6.07	Accounting for Contributions	24
	6.08	Instruments	24
	6.09	Ineligible Receivables	24
	6.10	Business of the Contributor	24
	6.11	Limitation on Fundamental Changes	24
	6.12	Offices	24
	6.13	Intentionally Omitted	24
	6.14	Amendment of Transaction Documents or Other Material Documents	24
	6.15	Additional Equity	24
	6.16	Receivables Purchase Agreements	24
7.	TERMINATION EVENTS		25
	7.01	Originator Termination Events	25
	7.02	Program Termination Events	26
	7.03	Remedies	27
8.	MISCELLANEOUS		28
	8.01	Payments	28
	8.02	Costs and Expenses	28

8.03	Successors and Assigns	29
8.04	Intentionally Omitted	29
8.05	Intentionally Omitted	29
8.06	Governing Law	29
8.07	No Waiver; Cumulative Remedies	30
8.08	Amendments and Waivers	30
8.09	Severability	30
8.10	Notices	30
8.11	Counterparts	31
8.12	Submission to Jurisdiction; Service of Process	31
8.13	No Bankruptcy Petition	32
8.14	Termination	32
8.15	Responsible Officer Certificates; No Recourse	32
8.16	Confidential Information	33
8.17	Effectiveness of this Agreement	33

EUROPEAN CONTRIBUTION AGREEMENT, dated as of October 16, 2009 (this “Agreement”), between Huntsman International LLC, a limited liability company organized under the laws of the State of Delaware, as contributor (the “Contributor”) and Huntsman Receivables Finance LLC, a limited liability company organized under the laws of the State of Delaware, as the Company (the “Company”).

W I T N E S S E T H:

WHEREAS, the Contributor shall purchase accounts receivable pursuant to certain receivables purchase agreements between the Contributor and one or more of its affiliates, and, if it purchases the same, shall contribute such purchased accounts receivable to the Company, as a capital contribution;

WHEREAS, the Company will grant a security interest in the accounts receivable contributed to it to Barclays Bank plc, not in its individual capacity but solely as Collateral Agent (the “Collateral Agent”) pursuant to the European Receivables Loan Agreement, dated as of the date hereof (such agreement, as it may be amended, modified or otherwise supplemented from time to time, the “European Receivables Loan Agreement”), among the Company, Huntsman (Europe) BVBA, as Master Servicer (the “Master Servicer”), Barclays Bank plc as Administrative Agent (in such capacity, the “Administrative Agent”), the Collateral Agent and the several parties thereto from time to time as Lenders and Funding Agents (the “Funding Agents”); and

WHEREAS, the Company, the Master Servicer, the Local Servicers party thereto from time to time, the Administrative Agent, the Collateral Agent, Pricewaterhousecoopers LLP as Liquidation Servicer and Huntsman International LLC as Servicer Guarantor have entered into a European Servicing Agreement, dated as of the date hereof (such agreement, as it may be amended, restated, modified or otherwise supplemented from time to time, the “European Servicing Agreement”), pursuant to which the Master Servicer will agree to service and administer or cause to be serviced or administered such accounts receivable on behalf of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                      DEFINITIONS

1.01                        Defined Terms. Capitalized terms used herein shall, unless otherwise defined or referenced herein, have the meanings assigned to such terms in Schedule 3 attached to the European Receivables Loan Agreement, which Schedule 3 is incorporated by reference herein.

1.02                        Other Definitional Provisions.

(a)                                 The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(b)                                 As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Contributor and the Company, unless otherwise defined or incorporated by reference herein, shall have the respective meanings given to them under GAAP.

(c)                                  The meanings given to terms defined or incorporated by reference herein shall be equally applicable to both the singular and plural forms of such terms.

(d)                                 In this Agreement, unless indicated otherwise, references (in any manner, including generally, specifically, by name, by capacity, by role or otherwise) to a person include any individual, firm, partnership, body corporate, unincorporated association, government, state or agency of a state, local or municipal authority or government body, trust, foundation, joint venture or association (in each case whether or not having separate legal personality).

(e)                                  Any reference herein to a Schedule or Exhibit to this Agreement shall be deemed to be a reference to such Schedule or Exhibit as it may be amended, modified or supplemented from time to time to the extent that such Schedule or Exhibit may be amended, modified or supplemented (or any term or provision of any Transaction Document may be amended that would have the effect of amending, modifying or supplementing information contained in such Schedule or Exhibit) in compliance with the terms of the Transaction Documents.

(f)                                   Any reference in this Agreement to any representation, warranty or covenant “deemed” to have been made is intended to encompass only representations, warranties or covenants that are expressly stated to be repeated on or as of dates following the execution and delivery of this Agreement, and no such reference shall be interpreted as a reference to any implicit, inferred, tacit or otherwise unexpressed representation, warranty or covenant.

(g)                                  The words “include”, “includes” or “including” shall be interpreted as if followed, in each case, by the phrase “without limitation”.

(h)                                 Any reference herein to a provision of the Bankruptcy Code, Code, ERISA, 1940 Act or the UCC shall be deemed a reference to any successor provision thereto.

(i)                                     In this Agreement, unless indicated otherwise, general words introduced by the word “other” are not to be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things, and general words are not to be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

(j)                                    In this Agreement, unless indicated otherwise, a reference to a “day” means a period of 24 hours running from midnight to midnight and a reference to a time of day is to London time.

(k)                                 In this Agreement, unless otherwise stated, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date”.

(l)                                     In this Agreement headings are for convenience only and shall not affect the interpretation of this Agreement.

(m)                             In this Agreement, unless indicated otherwise, a reference (in any manner, including generally, specifically, by name, by capacity, by role or otherwise) to a person shall include references to (i) his permitted successors, transferees and assigns and any person deriving title under or through him, whether in security or otherwise, and (ii) any person into which such person may be merged or consolidated, or any company resulting from any merger, conversion or consolidation or any person succeeding to substantially all of the business of that person.

2.                                  CONTRIBUTION OF RECEIVABLES

2.01                        Contribution of Receivables.

(a)                                 On the date hereof and on each Business Day thereafter, the Contributor shall contribute, transfer, assign, and convey, without recourse (except as expressly provided herein), to the Company, as a capital contribution (which the Company shall accept), all of its present and future right, title and interest in, to and under:

(i)                                such Receivables purchased by the Contributor from an Originator on the applicable date of contribution (the “Contribution Date”) pursuant to the terms of a Receivables Purchase Agreement from time to time as indentified in the Originator Daily Report transmitted to the Master Servicer and included in the Daily Report generated by the Master Servicer and transmitted to the Administrative Agent electronically or by telecopier on the applicable Contribution Date (the “Contributed Receivables”);

(ii)                             the Related Property;

(iii)                          all Collections in respect of such Contributed Receivables;

(iv)                         all rights (including rescission, replevin or reclamation) of the Contributor relating to any such Contributed Receivable or arising therefrom;

(v)                            all rights of the Contributor under each of the Receivables Purchase Agreements including, in respect of each such agreement, (A) all rights of the Contributor to receive monies due and to become due under or pursuant to such agreement, whether payable as fees, expenses, costs or otherwise, (B) all rights of the Contributor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to such agreement, (C) any claims of the Contributor for damages arising out of or for breach of or default under such agreement, (D) the right of the Contributor to amend, waive or terminate such agreement, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder and (E) all other rights, remedies, powers, privileges and claims of the Contributor under or in connection with such agreement (whether arising pursuant to such agreement or otherwise available to the Contributor at law or in equity), including the rights of the Contributor to enforce such agreement and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or in connection therewith;

(vi)                         all “accounts,” “general intangibles,” “chattel paper” and/or “instruments” (each as defined in the UCC as in effect in any applicable jurisdiction) arising from, relating to or consisting of any of the foregoing property; and

(vii)                      all proceeds of or payments in respect of any and all of the foregoing clauses (i) through (vi) (including Collections).

Such property described in the foregoing clauses (i) through (vii) shall be referred to collectively herein as the “Receivable Assets” and shall be considered to be assets that have been contributed, transferred, assigned, set over and otherwise conveyed by the Contributor to the Company immediately upon completion of the purchase of any Receivables referred to in Section 2.01(a)(i) above, in accordance with the terms of any Receivables Purchase Agreement and upon delivery to the Company of a Daily Report.  Subject to the last sentence of Section 7.01 or 7.02 (as applicable), the contribution of Receivables by the Contributor to the Company shall cease to the extent provided in Section 7.01 or 7.02 (as applicable).

(b)                                 The Contributor and the Company hereby acknowledge and agree that it is their mutual intent that (i) every transfer by way of capital contribution of Receivable Assets to the Company hereunder shall be an absolute, unconditional, “true” conveyance and not a mere granting of a security interest to secure a loan to or from the Company, (ii) the Contributor shall not retain any interest in the Receivable Assets after the contribution thereof hereunder, (iii) the Receivable Assets originated, or purchased from an Originator, by the Contributor shall not be part of the Contributor’s insolvency or bankruptcy estate in the event an insolvency or delinquency proceeding or a bankruptcy petition or other action shall be commenced or filed by or against the Contributor under any insolvency or bankruptcy law and (iv) the Purchased Receivables originated by any Originator shall not be part of such Originator’s insolvency or bankruptcy estate in the event an insolvency or delinquency proceeding or a bankruptcy or other action shall be commenced or filed by or against such Originator under any insolvency or bankruptcy law. In the event, however, that notwithstanding such intent and agreement, such transfers are deemed by any relevant Governmental Authority for any reason whatsoever, whether for limited purposes or otherwise, to be a security interest granted to secure indebtedness of the Contributor, the Contributor shall be deemed to have granted to the Company a perfected first priority security interest under Article 9 of the UCC in the applicable jurisdiction in all of its right, title and interest in, to and under, in each case, whether now owned or existing, or hereafter acquired or arising, and wherever located, the Receivable Assets originated or purchased by the Contributor, and this Agreement shall constitute a security agreement under applicable law, securing the repayment of the amounts paid hereunder, subject to the other terms and conditions of this Agreement, together with such other obligations or interests as may arise hereunder in favor of the parties hereto.

(c)                                  In connection with any transfer, assignment, conveyance and contribution pursuant to subsection 2.01(a), the Contributor hereby agrees to record and file, or cause to be recorded and filed, at its own expense, financing statements or other similar filings (and continuation statements with respect to such financing statements or other similar filings when applicable), (i) with respect to the Contributed Receivables and (ii) with respect to any other Receivable Assets for which an assignment or the creation of a security interest (as defined in the applicable UCC or other similar applicable laws, legislation or statute) may be perfected under the applicable UCC or other applicable laws, legislation or statute by such filing, in each case meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect and maintain the perfection of the transfer, assignment, conveyance and contribution of such Contributed Receivables and any other Receivable Assets related thereto to the Company, and to deliver to the Company (x) on or prior to the date hereof, a photocopy, certified by a Responsible Officer of the Contributor to be a true and correct copy, of each such financing statement or other filing to be made on or prior to the date hereof and (y) within ten (10) days after the date hereof, a file-stamped copy or certified statement of such financing statement (or the similar filing) or other evidence of such filing.

(d)                                 In connection with the transfer, assignment, conveyance and contribution pursuant to subsection 2.01(a), the Contributor agrees at its own expense, with respect to the Contributed Receivables, that it will or will cause, as agent of the Company, (i)(A) on the date hereof and thereafter, direct (or cause the Master Servicer to direct) each Originator to identify on its extraction records relating to Receivables from its master database of receivables, that the Contributed Receivables and all other Receivable Assets related thereto have been transferred, assigned, conveyed and contributed to the Company in accordance with this Agreement and (B) acknowledge, deliver or transmit or cause to be delivered or transmitted to the Master Servicer a Daily Report as to all such Contributed Receivables, as of the applicable Contribution Date and (ii) use its reasonable best efforts to cause the applicable Originator of the Receivables purchased by the Contributor to (A) on the date hereof and thereafter to identify on its extraction records relating to Purchased Receivables from its master database of receivables, that all such Purchased Receivables and all other Receivable Assets related thereto have been transferred, assigned, conveyed and contributed to the Company in accordance with this Agreement and (B) acknowledge, deliver or transmit or cause to be delivered or transmitted to the Master Servicer an Originator Daily Report as to all such Purchased Receivables, as of the applicable Contribution Date.

(e)                                  All Contributed Receivables hereunder shall be without recourse to, or any representation or warranty of any kind (express or implied) by, the Contributor except as otherwise specifically provided herein. The foregoing contribution, assignment, transfer and conveyance does not constitute and is not intended to result in the creation or assumption by the Company of any obligation of the Contributor or any other person in connection with the Contributed Receivables or any agreement or instrument relating thereto, including any obligation to any Obligor, except as expressly provided herein or in the European Servicing Agreement or any other Transaction Document.

2.02                        Contribution Value. The contribution value (the “Contribution Value”) for the Contributed Receivables and the other Receivable Assets related thereto shall be deemed to be the product of (a) the aggregate outstanding Principal Amount of such Contributed Receivables as set forth in the applicable Originator Daily Report identifying such Contributed Receivables and (b) one (1) minus the Discounted Percentage applicable to Contributed Receivables. The Company shall cause to Master Servicer to calculate the Contribution Value on each Contribution Date, and in the absence of manifest error such amount shall be deemed to be conclusive. The Company shall cause to Master Servicer to maintain in its books and records a ledger entitled the “distributable assets ledger.” For each Contributed Receivable, the Company shall credit to the distributable assets ledger an amount equal to the Contribution Value of such Contributed Receivable (net of the deductions referred to in Section 2.06(a) or Section 2.06(b)).

2.03                        Intentionally Omitted.

2.04                        No Repurchase. Subject to Section 2.06, the Contributor shall not have any right or obligation under this Agreement, by implication or otherwise, to repurchase from the Company any Receivable Assets or to rescind or otherwise retroactively effect any purchase of any Receivable Assets after the related Contribution Date; provided that the foregoing shall not be interpreted to limit the right of the Company to receive a Contributor Dilution Adjustment Payment, a Contributor Adjustment Payment or a Contributor Indemnification Payment.

2.05                        Rebates, Adjustments, Returns. Reductions and Modifications. From time to time the Contributor may make a Dilution Adjustment to a Contributed Receivable in accordance with this Section 2.05 and Section 6.02; provided that if the Contributor or any Originator cancels an invoice related to such Contributed Receivable, either (i) such invoice must be replaced, or caused to be replaced, by the Contributor as part of a “credit and re-bill” (as defined in the definition of Dilution Adjustment) with an invoice relating to the same transaction of equal or greater Principal Amount within 5 Business Days of such cancellation, (ii) such invoice must be replaced, or caused to be replaced, by the Contributor as part of a “credit and re-bill” (as defined in the definition of Dilution Adjustment) with an invoice relating to the same transaction of a lesser Principal Amount within 5 Business Days of such cancellation and the Contributor must make a Contributor Dilution Adjustment Payment, to the Company Concentration Account, in an amount equal to the difference between such cancelled and replacement invoices or (iii) the Contributor must make a Contributor Dilution Adjustment Payment, to the relevant Company Concentration Account in an amount equal to the full value of such cancelled invoice pursuant to this Section 2.05. The Contributor agrees to pay to the Company, on the Business Day immediately succeeding the date any Dilution Adjustment is granted or made pursuant hereto, the amount of any such Dilution Adjustment (a “Contributor Dilution Adjustment Payment”). The amount of any Dilution Adjustment shall be set forth in the first Daily Report prepared after the date on which such Dilution Adjustment was granted or made.

2.06                        Payments in Respect of Ineligible Receivables and Originator Indemnification Payments.

(a)                                 Adjustment Payment Obligation. In the event of a breach of any of the representations and warranties contained in Sections 4.02(a), 4.02(b), 4.02(c), 4.02(d), 4.02(e) or 4.02(f) in respect of any Contributed Receivable or if the Company does not acquire all of the Contributor’s right, title and interest in any Contributed Receivable, the Contributor shall, within 30 days of the earlier of its knowledge or receipt of written notice of such breach or defect from the Company, remedy the matter giving rise to such breach of representation or warranty if such matter is capable of being remedied. If such matter is not capable of being remedied or is not so remedied within said period of 30 days, the Contributor shall repurchase the relevant Contributed Receivable from the Company at a repurchase price (without duplication of any Contributor Dilution Adjustment Payments made pursuant to Section 2.05 hereof), equal to the original Principal Amount of such Contributed Receivable less Collections received by the Company in respect of such Contributed Receivable (the “Contributor Adjustment Payment”), which payment shall be made to the relevant Company Concentration Account in the same currency as such Contributed Receivable. Following the payment of a Contributor Adjustment Payment hereunder, the Company shall pay to the Contributor all Collections received subsequent to such repurchase with respect to such repurchased Receivable. The parties agree that if there is a breach of any of the representations and warranties of the Contributor contained in Sections 4.02(a), 4.02(b), 4.02(c), 4.02(d), 4.02(e) or 4.02(f) in respect of or concerning any Contributed Receivable, the Contributor’s obligation to pay the Contributor Adjustment Payment under this Section 2.06 is a reasonable pre-estimate of loss and not a penalty (and neither the Company nor any other person or entity having an interest in this Agreement through the Company shall be entitled to any other remedies as a consequence of any such breach).

(b)                                 Special Indemnification. In addition to its obligations under Section 8.02 hereunder, the Contributor agrees to pay, indemnify and hold harmless (without duplication of any Contributor Dilution Adjustment Payments made pursuant to Section 2.05 hereof) the Company from any loss, liability, expense, damage or injury which may at any time be imposed on, incurred by or asserted against the Company in any way relating to or arising out of (i) any Contributed Receivable becoming subject to any defense, dispute, offset or counterclaim of any kind (other than as expressly permitted by this Agreement or the European Receivables Loan Agreement) or (ii) the Contributor breaching any covenant contained herein with respect to any Contributed Receivable and such Contributed Receivable (or a portion thereof) ceasing to be an Eligible Receivable (each of the foregoing events or circumstances being a “Contributor Indemnification Event”). The amount of such indemnification shall be equal to the original Principal Amount of such Contributed Receivable less Collections received by the Company in respect of such Contributed Receivable (the “Contributor Indemnification Payment”). Such payment shall be made to the relevant Company Concentration Account on or prior to the 10th Business Day after the day the Company requests such payment or the Contributor obtains knowledge thereof unless such Contributor Indemnification Event shall have been cured on or before such 10th Business Day; provided, however, that in the event that (x) an Originator Termination Event with respect to the Contributor has occurred and is continuing or (y) the Company shall be required to make a payment with respect to such Contributed Receivable pursuant to Section 29 of the European Receivables Loan Agreement and the Company has insufficient funds to make such a payment, the Contributor shall make such payment immediately. The Company shall have no further remedy against the Contributor in respect of such a Contributor Indemnification Event unless the Contributor fails to make a Contributor Indemnification Payment on or prior to such 10th Business Day or on such earlier day in accordance with the proviso set forth in this subsection 2.06(b). Following the payment of a Contributor Indemnification Payment, the Company shall pay to the Contributor all Collections received subsequent to such payment with respect to the Contributed Receivable in respect of which a Contributor Indemnification Payment is made.

2.07                           Certain Charges. The Contributor and the Company hereby agree that late charge revenue, reversals of discounts, other fees and charges and other similar items, whenever created, accrued in respect of a Contributed Receivable shall be the property of the Company notwithstanding the occurrence of an Early Originator Termination or Early Program Termination and all Collections with respect thereto shall continue to be allocated and treated as Collections in respect of such Contributed Receivable.

2.08                           Intentionally Omitted.

2.09                           Power of Attorney. The Contributor authorizes each of the Company and the Collateral Agent, and hereby irrevocably appoints each of the Company and the Collateral Agent (on behalf of the Secured Parties), as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in place of the Contributor, to take any and all steps in the Contributor’s name and on behalf of the Contributor, that are necessary or desirable, in the determination of the Company or the Collateral Agent (as applicable), to collect amounts due under the Contributed Receivables, including: (a) endorsing the Contributor’s name on checks and other instruments representing Collections of Contributed Receivables and enforcing the Receivable Assets related thereto; (b) taking any of the actions provided for under Section 7.03; and (c) enforcing the Receivable Assets, including to ask, demand, collect, sue for, recover, compromise, receive and give aquittance and receipts for moneys due and to become due under or in connection with therewith and to file any claims or take any action or institute any proceedings that the Company or the Collateral Agent (as applicable) (or any designee thereof) may deemed to be necessary or desirable for the collection thereof or to enforce compliance with the other terms and conditions of, or to perform any obligations or enforce any rights of the Contributor in respect of, the Receivable Assets. The rights under this Section 2.09 shall not be exercisable with respect to the Contributor unless an Originator Termination Event has occurred and is continuing with respect to the Contributor or a Program Termination Event or a Termination Event has occurred and is continuing.

2.10                           Spanish Taxes.  Each of the parties hereto hereby agrees that at all times until the Final Payout Date it will obtain all certificates, make all filings and take all other actions as are necessary to comply, in all material respects, with Spanish tax laws and regulations.  The Contributor hereby represents and warrants to the Company that (i) the Contributor, the Spanish Originators and the Company are related parties on the grounds that they are subject to a “de facto” direct or indirect common control and (ii) both the Purchase Price and the Contribution Value of the Spanish Receivables have been determined to constitute arm’s length conditions.

3.                                   CONDITIONS TO CONTRIBUTIONS

3.01                           Conditions Precedent to Contribution. The Contributor shall not be entitled to contribute Eligible Receivables to the Company and the Company shall not be obliged to accept such contribution unless the following conditions precedent have been satisfied on or prior to the date hereof:

(a)                                  the Company shall have received copies of duly adopted resolutions (or, if applicable, a unanimous consent) of the Board of Directors of the Contributor, as in effect on the date hereof, authorizing the execution of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions pursuant to the Transaction Documents;

(b)                                 the Company shall have received copies of a Certificate of Good Standing for the Contributor issued by the Secretary of State of Delaware;

(c)                                  the Company shall have received copies of a certificate of a Responsible Officer of the Contributor certifying (i) the names and signatures of the officers or any managers authorized on its behalf to execute this Agreement and the other Transaction Documents to which it is a party and any other documents to be delivered by it hereunder or thereunder, (ii) that attached thereto is a true, correct, and complete copy of the Contributor’s certificate of formation and its operating agreement, (iii) that attached thereto is a true correct and complete copy of the document referred to in clause (a) above and (iv) that attached thereto is a true, correct and complete copy of the document referred to in clause (b) above;

(d)                                 the Company shall have received copies of fully executed counterparts of this Agreement, the Termination and Release Agreement, the European Receivables Loan Agreement, the European Servicing Agreement and the Receivables Purchase Agreements;

(e)                                  the Company shall have received copies of legal opinions, in each case, dated the date hereof and addressed to each Funding Agent, the Company, the Collateral Agent and the Administrative Agent:

(i)             from Counsel to each Originator in form and substance satisfactory to the Company, the Administrative Agent, the Collateral Agent and each Funding Agent; and

(ii)          from Counsel to the Contributor, in form and substance satisfactory to the Company, the Administrative Agent, the Collateral Agent and each Funding Agent.

(f)                                    the Company shall have received the Policies of each Originator;

(g)                                 the Company shall have received copies of proper financing statements, which will be filed on or prior to the date hereof, naming the Contributor and each Originator as the debtor in favor of, in each case, the Company as the secured party or other similar instruments or documents as may be necessary or in the reasonable opinion of the Company, the Administrative Agent, the Collateral Agent or any Funding Agent, desirable under the UCC of all appropriate jurisdictions to perfect the Company’s ownership interest in the Receivable Assets contributed hereunder;

(h)                                 the Company shall have received certified copies of requests for information or copies (or a similar search report certified by parties acceptable to the Administrative Agent, the Collateral Agent and each Funding Agent) dated a date reasonably near the date hereof listing all effective financing statements or charges which name the Contributor (under its present name and any previous name) as debtor and which are filed in jurisdictions in which the filings were made pursuant to clause (g) above, together with copies of such financing statements (none of which shall cover any Receivables or Receivable Assets related thereto);

(i)                                     the Company shall have received a solvency certificate delivered by the Contributor with respect to the Contributor’s solvency in the form of Schedule 1;

(j)                                     the Company shall have received the most recent audited consolidated financial statements of the Contributor and its consolidated Subsidiaries;

(k)                                  the Company shall be satisfied that the Contributor’s and any Originator’s systems, procedures and record keeping relating to the Contributed Receivables are sufficient and satisfactory in order to permit the contribution, assignment, transfer and conveyance of such Contributed Receivables and the administration of such Contributed Receivables in accordance with the terms and intent of this Agreement and the other Transaction Documents;

(l)                                     the Company shall have received a solvency certificate delivered by each Originator with respect to each Originator’s solvency in the form attached to the applicable Receivables Purchase Agreement;

(m)                               the Administrative Agent shall have received copies of the documents, filings or other information provided to the Company pursuant to this Section 3.01;

(n)                                 the Company shall have received such other approvals, opinions or documents as the Company may reasonably request; and

(o)                                 if applicable, all conditions precedent to the sale of the Purchased Receivables from the related Originator to the Contributor contained in the related Receivables Purchase Agreement shall have been satisfied.

3.02                           Conditions Precedent to all Contributions of Receivables. The obligation of the Company to accept a contribution of Receivable Assets on each Contribution Date is subject to the satisfaction of the following conditions precedent, that, on and as of the related Contribution

Date, the following statements shall be true (and the delivery by or on behalf of the Contributor of the Originator Daily Report for such Contributed Receivables on such Contribution Date shall constitute a representation and warranty by the Contributor that on such Contribution Date the statements in clauses (a), (b), (c) and (e) below are true):

(a)                                  the representations and warranties of the Contributor contained in Section 4.01 and Section 4.02 shall be true and correct on and as of such Contribution Date as though made on and as of such date, except insofar as such representations and warranties in Section 4.01 are expressly made only as of another date (in which case they shall be true and correct as of such other date);

(b)                                 after giving effect to such contribution, no Originator Termination Event or Potential Originator Termination Event with respect to the Contributor or any Originator and no Potential Termination Event, Termination Event, Potential Program Termination Event or Program Termination Event shall have occurred and be continuing;

(c)                                  since the date hereof, no material adverse change has occurred in the overall rate of collection of the Contributed Receivables;

(d)                                 the Company shall have received such other approvals, opinions or documents as the Company may reasonably request; and

(e)                                  if applicable, all conditions precedent to the sale of such Eligible Receivables from the related Originator to the Contributor contained in the related Receivables Purchase Agreement shall have been satisfied;

provided, however, that the failure of the Contributor to satisfy any of the foregoing conditions shall not prevent the Contributor from subsequently contributing Eligible Receivables originated by it, or purchased by it pursuant to a Receivables Purchase Agreement, upon satisfaction of all such conditions; provided, further, that if a dividend with respect to the Contribution Value shall have been paid with respect to the Receivables indentified on a Daily Report, notwithstanding that the applicable Daily Report was not signed by or on behalf of the Master Servicer or the related Originator and regardless of whether all the conditions precedent set forth in Section 3.01 or this Section 3.02 were satisfied on the related Contribution Date, the contribution and assignment of such Receivables shall be effective as of the related Contribution Date (without prejudice to any claim of the Company against the Contributor or the applicable Originator).

3.03                           Conditions Precedent to the Contributor’s Obligations on the Initial Contribution Date and each Contribution Date Thereafter. The obligations of the Contributor on the date hereof and each Contribution Date thereafter shall be subject to the conditions precedent, which may be waived by the Contributor, that the Contributor shall have received on or before the date hereof the following, each in form and substance satisfactory to the Contributor:

(a)                                  a Certificate of Good Standing for the Company issued by the Secretary of State of Delaware; and

(b)                                 a certificate of a Responsible Officer of the Company certifying (i) the names and signatures of the officers authorized on its behalf to execute this Agreement and the other Transaction Documents to which it is a party and any other documents to be delivered by it hereunder or thereunder, (ii) that attached thereto is a true, correct and complete copy of the Company’s Certificate of Formation and Limited Liability Company Agreement, and (iii) that attached thereto is a true correct and complete copy of duly adopted resolutions of the members of the Company, authorizing the execution of this Agreement and the consummation of the Transactions pursuant to the Transaction Documents.

4.                                   REPRESENTATIONS AND WARRANTIES

4.01                           Representations and Warranties of the Contributor. The Contributor represents and warrants to the Company as of the date hereof and on each Contribution Date, except with respect to those related to a specific date, that:

(a)                                  Organization; Powers. It (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business in, and is in good standing in, every jurisdiction where the nature of its business so requires, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect with respect to it and (iv) has the limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party.

(b)                                 Authorization. The execution, delivery and performance by the Contributor of each of the Transaction Documents to which it is a party and the performance of the Transactions (i) have been duly authorized by all required or limited liability company and, if applicable and required, member action and (ii) will not (A) violate (1) any Requirement of Law applicable to it or (2) any provision of any Transaction Document or other material Contractual Obligation to which it is a party or by which it or any of its property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any Transaction Document or any other material Contractual Obligation to which it is a party or by which it or any of its property is or may be bound except where any such conflict, violation, breach or default referred to in clause (A) or (B), individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect with respect to it or (C) result in the creation or imposition of any Lien upon the Contributed Receivables (other than Liens created pursuant to the Transaction Documents).

(c)                                  Enforceability. Each of this Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Contributor and constitutes a legal, valid and binding obligation of the Contributor enforceable against such Contributor in accordance with its respective terms, subject (i) to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, from time to time in effect and (ii) to general principles of equity.

(d)                                 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution and delivery of this Agreement or the consummation of the Transactions contemplated hereby, except for (i) the filing of UCC financing statements (or other similar filings) in any applicable jurisdictions necessary to perfect the Company’s ownership interest in the Contributed Receivables pursuant to subsection 3.01(g), (ii) such as have been made or obtained and are in full force and effect and (iii) such actions, consents, approvals and filings the failure of which to obtain or make could not reasonably be expected to result in a Material Adverse Effect with respect to it.

(e)                                  Litigation; Compliance with Laws.

(i)             There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Contributor, threatened in writing against the Contributor or any Originator in respect of which there exists a reasonable possibility of an outcome that would result in a Material Adverse Effect with respect to it; and

(ii)          neither it nor any Originator is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect with respect to it.

(f)                                    Agreements.

(i)             Neither it, nor any Originator is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect with respect to it; and

(ii)          neither it, nor any Originator is in default in any manner under any provision of any Contractual Obligation to which it is a party or by which it or any of its properties or assets are bound, where such default could reasonably be expected to result in a Material Adverse Effect with respect to it.

(g)                                 Federal Reserve Regulations. Neither it nor any Originator is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(h)                                 Investment Company Act. It is not an “investment company” as defined in, or subject to regulation under, the 1940 Act.

(i)                                     Tax Returns. It has filed or caused to be filed all material tax returns and has paid or caused to be paid or made adequate provision for all taxes due and payable by it and all assessments received by it except to the extent that (i) its obligation to make such filing or payment is being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto, if any, have been provided on the books of the Contributor or (ii) a failure with respect to such filing or payment could not reasonably be expected to result in a Material Adverse Effect with respect to it.

(j)                                     ERISA Matters.

(i)             it and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to any Plan of the Contributor or any of its ERISA Affiliates, except for such noncompliance which could not reasonably be expected to result in a Material Adverse Effect with respect to it;

(ii)          no Reportable Event has occurred as to which the Contributor or any of its ERISA Affiliates was required to file a report with the PBGC, other than reports for which the 30-day notice requirement is waived, reports that have been filed and reports the failure of which to file would not reasonably be expected to result in a Material Adverse Effect with respect to it;

(iii)       as of the date hereof, the present value of all benefit liabilities under each Plan of the Contributor or any of its ERISA Affiliates (on an ongoing basis and based on those assumptions used to fund such Plan) did not, as of the last valuation report applicable thereto, exceed the value of the assets of such Plan;

(iv)      neither it nor any of its ERISA Affiliates has incurred any Withdrawal Liability that could reasonably be expected to result in a Material Adverse Effect with respect to it; and

(v)         neither it nor any of its ERISA Affiliates has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or that a reorganization or termination has resulted or could reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect with respect to it.

(k)                                  Accounting Treatment. Except to the extent otherwise required by law or applicable accounting rules, the Contributor will not prepare any financial statements that shall account for the transactions contemplated hereby, nor will it in any other respect account for the transactions contemplated hereby, in a manner that is inconsistent with the Company’s ownership interest in the Receivable Assets or with the assumptions and factual recitations set forth in the Specified Bankruptcy Opinion Provisions.  The Contributor intends to treat the contribution of the Contributed Receivables hereunder as a contribution of such Receivables for all legal purposes.

(l)                                     Intentionally Omitted.

(m)                               Intentionally Omitted.

(n)                                 Books and Records. The offices at which the Contributor keeps its records concerning the Contributed Receivables (i) are located as set forth on Schedule 2 hereto or (ii) are in locations as to which the Contributor has notified the Company of the location thereof in accordance with Section 5.06.

(o)                                 Bulk Sales Act. No transaction contemplated hereby with respect to the Contributor requires compliance with, or will be subject to avoidance under, any bulk sales act or similar law in the United States.

(p)                                 Names. On the date hereof, the legal name of the Contributor is as set forth in this Agreement. The Contributor does not have any trade names, fictitious names, assumed names or “doing business as” names.

(q)                                 Solvency. No Insolvency Event with respect to the Contributor or any Originator has occurred and the contribution, assignment, conveyance and transfer of the Contributed Receivables by the Contributor to the Company has not been made in contemplation of the occurrence thereof. Both prior to and after giving effect to the transactions occurring on the date hereof and after giving effect to each subsequent transaction contemplated hereunder, including any contribution of Contributed Receivables (i) the fair value of the assets of the Contributor and each Originator, taken individually at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Contributor or such Originator, as applicable; (ii) the present fair saleable value of the property of the Contributor and each Originator, taken individually and not on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of the Contributor or such Originator, as applicable, on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Contributor will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Contributor will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. For all purposes of clauses (i) through (iv) above, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. The Contributor does not intend to, nor does it believe that it will nor that any Originator will, incur debts beyond its or their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by the Contributor or each Originator, as the case may be, and the timing of the amounts of cash to be payable on or in respect of its Indebtedness.

(r)                                    No Originator Termination Event. No Potential Originator Termination Event or Originator Termination Event with respect to the Contributor or any Originator has occurred and is continuing.

(s)                                  No Program Termination Event. No Potential Program Termination Event or Program Termination Event shall have occurred and be continuing.

(t)                                    No Fraudulent Transfer. It is not entering into this Agreement with the actual or constructive intent to hinder, delay, or defraud its present or future creditors and is receiving reasonably equivalent value and fair consideration for the Contributed Receivables.

(u)                                 Collection Procedures. Each Originator of Contributed Receivables has in place the Policies and has not acted in contravention of any such Policies with respect to the Contributed Receivables.

(v)                                 No Termination Event. No Potential Termination Event or Termination Event has occurred and is continuing.

(w)                               No Material Adverse Effect. Since December 31, 2008, no event has occurred which has had a Material Adverse Effect with respect to it.

(x)                                   No Foreclosure Act. No action or proceeding has been brought seeking to foreclose on the Contributor’s membership interest in the Company.

(y)                                 Anti-Terrorism Law.

(i)             Neither the Contributor nor, to the actual knowledge of a Responsible Officer of the Contributor, any of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Law”), including Executive Order No. 13224 on Terrorist Financing, effective

September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(ii)          Neither the Contributor nor, to the actual knowledge of a Responsible Officer of the Contributor, any Affiliate or broker or other agent of the Contributor, acting or benefiting in any capacity in connection with its obligations hereunder is any of the following:

(A)                            A person that is listed in the annex to, or it otherwise subject to the provisions of, the Executive Order;

(B)                              A person owned or controlled by, or acting for on or behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(C)                              A person with which the Contributor is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D)                             A person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(E)                               A person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department, Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(z)                                   Enforceability of Contracts.  Each Contract with respect to each Contributed Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Principal Amount of such Contributed Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

The representations and warranties as of the date made set forth in this Section 4.01 shall survive the transfer, assignment, conveyance and contribution of the Contributed Receivables and the other Receivable Assets related thereto to the Company. Upon discovery by a Responsible Officer of the Company or the Master Servicer or by a Responsible Officer of the Contributor of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the Administrative Agent and to the Master Servicer, the Company or the Contributor, as the case may be.

4.02                           Representations and Warranties of the Contributor Relating to the Contributed Receivables. The Contributor hereby represents and warrants to the Company on each Contribution Date with respect to the Contributed Receivables as of the relevant Contribution Date:

(a)                                  Receivables Description. Each Originator Daily Report delivered, transmitted or received by the Contributor and referred to in subsection 2.01(a) of this Agreement sets forth in all material respects an accurate and complete listing of all Contributed Receivables to be contributed to the Company on such Contribution Date on such Contribution Date and the information contained therein in accordance with Schedule 12 to the European Receivables Loan Agreement with respect to each such Contributed Receivable is true and correct as of such date.

(b)                                 No Liens. Each Contributed Receivable existing on the date hereof or, in the case of Receivables contributed, transferred, assigned and conveyed to the Company after the date hereof, on such Contribution Date, has been contributed, transferred, assigned and conveyed to the Company free and clear of any Liens (other than Liens created pursuant to the Transaction Documents).

(c)                                  Eligible Receivable. On the date hereof, each Contributed Receivable that is included in the Daily Reports dated as of the date hereof is an Eligible Receivable on the date hereof and, in the case of Contributed Receivables contributed to the Company on a Contribution Date after the date hereof, each such Contributed Receivable contributed to the Company on such Contribution Date is an Eligible Receivable on such Contribution Date.

(d)                                 Filings. All filings and other acts (including notifying related Obligors of the assignment of a Contributed Receivable, if applicable) necessary or advisable under the UCC or under other applicable laws of jurisdictions outside the United States (to the extent applicable) shall have been made or performed in order to grant the Company on the applicable Contribution Date a full legal and beneficial ownership interest in respect of such Contributed Receivables then existing or thereafter arising free and clear of any Liens.

(e)                                  Policies. Since the date hereof, there have been no material changes in the Policies, other than as permitted hereunder.

(f)                                    True Contribution. Title to each Contributed Receivable will be vested in the Company as contemplated in subsection 4.02(b) and subsection 4.02(d), and such Contributed Receivables will not form part of the estate of the Contributor or the relevant Originator upon a bankruptcy of the Contributor or the relevant Originator.

The representations and warranties as of the date made set forth in this Section 4.02 shall survive the contribution, transfer, assignment and conveyance of the Contributed Receivables to the Company. Upon discovery by a Responsible Officer of the Company or the Master Servicer or a Responsible Officer of the Contributor of a breach of any of the representations and warranties (or of any Contributed Receivable encompassed by the representation and warranty in subsection 4.02(c) not being an Eligible Receivable as of the relevant Contribution Date), the party discovering such breach shall give prompt written notice to the Administrative Agent and the respective other parties.

4.03                           Representations and Warranties of the Company. The Company represents and warrants as to itself as follows:

(a)                                  Organization; Powers. The Company (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business in, and is in good standing in, each jurisdiction where the nature of its business so requires, except where the failure so to qualify would not have a Material Adverse Effect with respect to it and (iv) has the limited liability company power and authority to execute, deliver and perform its obligations under this

Agreement and each of the other Transaction Documents to which it is a party and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party.

(b)                                 Authorization. The execution, delivery and performance by the Company of each of the Transaction Documents to which it is a party and the performance of the Transactions (i) have been duly authorized by all requisite limited liability company and, if applicable and required, member action and (ii) will not (A) violate (1) any Requirement of Law or (2) any provision of any Transaction Document or any other material Contractual Obligation to which the Company is a party or by which it or any of its property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any Transaction Document or any other material Contractual Obligation to which it is a party or by which it or any of its properties is or may be bound, except where any such conflict, violation, breach or default referred to in clauses (A) or (B), individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect with respect to it or (C) result in the creation or imposition of any Lien upon the Contributed Receivables (other than Liens created pursuant to the Transaction Documents).

(c)                                  Enforceability. This Agreement and each other Transaction Document to which it is a party have been duly executed and delivered by the Company and constitutes, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, subject (i) to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, from time to time in effect and (ii) to general principles of equity.

(d)                                 Accounting Treatment. Except to the extent otherwise required by law or accounting rules, the Company will not prepare any financial statements that shall account for the transactions contemplated hereby, nor will it in any other respect account for the transactions contemplated hereby, in a manner that is inconsistent with the Company’s ownership interest in the Contributed Receivables and the Company’s grant to the Collateral Agent of a security interest therein.

(e)                                  Contributor. The Contributor is the sole member in the Company, and the Contributor’s membership interests in the Company are owned free and clear of all Liens, other than any liens in favor of the Company arising under the Limited Liability Company Agreement, provided that the Contributor may pledge any or all of its membership interests to the Collateral Agent under the Pledge Agreement.

5.                                   AFFIRMATIVE COVENANTS

The Contributor hereby agrees that, so long as there are any amounts outstanding with respect to Contributed Receivables or until the Final Payout Date, whichever is later, the Contributor shall, and shall cause each Originator to:

5.01                           Financial Statements; Reports; etc.:

(a)                                  Furnish to the Company, within 150 days after the end of each fiscal year, the balance sheet and related statements of income, members’ equity and cash flows showing the financial condition of the Contributor as of the close of such fiscal year and the results of its operations during such year, all audited by the Contributor’s Independent Public Accountants and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such financial statements fairly present in all material respects the financial condition and results of operations of the Contributor in accordance with GAAP consistently applied;

(b)                                 Furnish to the Company, within 60 days after the end of each of the first three fiscal quarters of each fiscal year, the Contributor’s unaudited balance sheet and related statements of income, members’ equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by a Responsible Officer of the Contributor;

(c)                                  Furnish to the Company, together with the financial statements required pursuant to clauses (a) and (b) above, a compliance certificate signed by a Responsible Officer of the Company stating that (i) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Company and (ii) to the best of such Responsible Officer’s knowledge, no Termination Event, Originator Termination Event or Program Termination Event exists, or if any Termination Event, Originator Termination Event or Program Termination Event exists and is continuing, stating the nature and status thereof;

(d)                                 Furnish to the Company upon request, promptly upon the furnishing thereof to the members of the Contributor, copies of all financial statements, financial reports and proxy statements so furnished;

(e)                                  Furnish to the Company, promptly, all information, documents, records, report, certificates, opinions and notices received by the Contributor from an Originator under any Receivables Purchase Agreement;

(f)                                    Intentionally Omitted;

(g)                                 Furnish to the Company, promptly, from time to time, such historical information, including aging and liquidation schedules, as the Company, Administrative Agent or any Funding Agent may reasonably request;

(h)                                 Furnish to the Company, promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Contributor, or compliance with the terms of any Transaction Document, in each case as the Company, Administrative Agent or any Funding Agent may reasonably request; and

(i)                                     Furnish to the Administrative Agent copies of all notices, documents or other information provided to the Company pursuant to this Section 5.01.

5.02                           Compliance with Law and Policies.

(a)                                  Comply with all Requirements of Law and material Contractual Obligations to which it is subject and which are applicable to it except to the extent that non-compliance would not reasonably be likely to result in a Material Adverse Effect with respect to it; and

(b)                                 Perform its obligations in accordance with the Policies, as amended from time to time in accordance with the Transaction Documents, in regard to the Contributed Receivables, the other Receivable Assets and the related Contracts.

5.03                           Preservation of Company Existence. (i) Preserve and maintain its company existence, rights and privileges, if any, in the jurisdiction of its organization and (ii) qualify and remain qualified in good standing as a foreign company in each jurisdiction where the nature of its business so requires, except where the failure so to qualify would not, individually or in the aggregate with other such failures, have a Material Adverse Effect with respect to it.

5.04                           Separate Company Existence.

(a)                                  Maintain its deposit account or accounts separate from those of the Company and ensure that its funds will not be diverted to the Company, nor will such funds be commingled with the funds of the Company;

(b)                                 To the extent that it shares any officers or other employees with the Company, the salaries of and the expenses related to providing benefits to such officers and other employees shall be fairly allocated among it and the Company, and it and the Company shall bear their fair shares of the salary and benefit costs associated with all such common officers and employees;

(c)                                  To the extent that it jointly contracts with the Company to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly between it and the Company and it and the Company shall bear their fair shares of such costs. To the extent that it contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of the Company, the costs incurred in so doing shall be fairly allocated between it and the Company in proportion to the benefit of the goods or services each is provided, and it and the Company shall bear their fair shares of such costs. All material transactions between it and the Company, whether currently existing or hereafter entered into, shall be only on an arm’s length basis;

(d)                                 Maintain office space separate from the office space of the Company (but which may be located at the same address as the Company). To the extent that it and the Company have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each shall bear its fair share of such expenses;

(e)                                  Issue financial statements separate from any financial statements issued by the Company;

(f)                                    Conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding regular and special members’ and directors’ meetings appropriate to authorize all action, keeping separate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts;

(g)                                 Except as set forth in the Transaction Documents, not assume or guarantee any of the liabilities of the Company; and

(h)                                 Take, or refrain from taking, as the case may be, all other actions that are necessary to be taken or not to be taken in order (i) to ensure that the assumptions and factual recitations set forth in the Specified Bankruptcy Opinion Provisions remain true and correct with respect to it (and, to the extent within its control, to ensure that the assumptions and factual recitations set forth in the Specified Bankruptcy Opinion Provisions remain true and correct with respect to the Company) and (ii) to comply with those procedures described in such provisions that are applicable to it.

5.05                           Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities, and permit representatives of the Company, the Administrative Agent and the Funding Agents upon reasonable advance notice to visit and inspect any of its properties and examine and make abstracts from any of its books and records during normal business hours on any Local Business Day and as often as may reasonably be requested, subject to the Contributor’s or such Originator’s reasonable and normal security and confidentiality requirements of general application to the visitors at the relevant property and to discuss the business, operations, properties and financial condition of the Contributor and each Originator with officers and employees of the Contributor and with its Independent Public Accountants.

5.06                           Location of Records. Keep the offices where it keeps the records concerning the Receivable Assets (and all original documents relating thereto), at the locations referred to for it on Schedule 2 hereto or upon 60 days’ prior written notice to the Company and the Administrative Agent, at such other location as specified in such notice.

5.07                           Computer Files and other Documents. At its own cost and expense, retain the ledger used by it as a master record of the Obligors and retain copies of all documents relating to each Obligor as custodian and agent for the Company and other Persons with interests in the Contributed Receivables originated by it, as well as retain all Originator Documents.

5.08                           Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (including, without limitation, all taxes, assessments, levies and other governmental charges imposed on it), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Contributor. Defend the right, title and interest of the Company in, to and under the Receivable Assets, whether now existing or hereafter created, against all claims of third parties claiming through the Contributor. The Contributor will duly fulfill all obligations on its part to be fulfilled under or in connection with each Receivable and the related Contract, and will do nothing to materially impair the rights of the Company in such Receivable.

5.09                           Collections.  Instruct each Obligor to make payments in respect of its Contributed Receivables to a Collection Account and to comply in all material respects with procedures with respect to Collections set forth in the Transaction Documents or otherwise reasonably specified from time to time by the Company with the written consent of the Administrative Agent or by the Administrative Agent. In the event that any payments in respect of any such Contributed Receivables are made directly to the Contributor or an Originator (including, without limitation, any employees thereof or independent contractors employed thereby), the Contributor shall, and shall cause such Originator to, within one (1) Local Business Day of receipt thereof, deliver or deposit such amounts to a Collection Account and, prior to forwarding such amounts, the Contributor shall, or shall cause such Originator to, as applicable, hold such payments in trust for the account and benefit of the Company.

5.10                           Furnishing Copies, Etc.  Furnish to the Company and the Administrative Agent:

(a)                                  Within five (5) Local Business Days of the Company’s or the Administrative Agent’s request, a certificate of a Responsible Officer of the Contributor, certifying, as of the date thereof, to the knowledge of such officer, that no Potential Originator Termination Event or Originator Termination Event with respect to it or of any Potential Program Termination Event or Program Termination Event has occurred and is continuing or if one has so occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(b)                                 Promptly after a Responsible Officer of the Contributor obtains knowledge of the occurrence of any Originator Termination Event or Potential Originator Termination Event with respect to it, or any Potential Program Termination Event or Program Termination Event, written notice thereof;

(c)                                  Promptly following request therefor, such other information, documents, records or reports regarding or with respect to the Contributed Receivables purchased from an Originator, as the Company or the Administrative Agent may from time to time reasonably request; and

(d)                                 Promptly upon determining that any Contributed Receivable is not an Eligible Receivable, written notice of such determination and (if applicable) the date such Contributed Receivable ceased to be an Eligible Receivable.

5.11                           Intentionally Omitted.

5.12                           Assessments.  Pay before the same become delinquent and discharge all taxes, assessments, levies and other governmental charges imposed on it except such taxes, assessments, levies and governmental charges which are being contested in good faith and for which the Contributor has set aside on its books adequate reserves.

5.13                           Intentionally Omitted.

5.14                           Notices. Promptly give written notice to the Administrative Agent, the Company and each Funding Agent of the occurrence of any Liens on any Contributed Receivables (other than Liens created pursuant to the Transaction Documents) or a Potential Termination Event or Termination Event, including the statement of a Responsible Officer of the Contributor setting forth the details of such Early Amortization Period and the action taken, or which the Contributor proposes to take, with respect thereto.

5.15                           Bankruptcy.  Cooperate with the Company, each Funding Agent, the Administrative Agent and the Collateral Agent in making any amendments to the Transaction Documents and take, or refrain from taking, as the case may be, all other actions deemed reasonably necessary by such Funding Agent, Administrative Agent and/or Collateral Agent in order to comply with the structured finance statutory exemption set forth in legislative amendments to the U.S. Bankruptcy Code at or any time after such amendments are enacted into law; provided, however, that it shall not be required to make any amendment or to take, or omit from taking, as the case may be, any action which it reasonably believes would have the effect of materially changing the economic substance of the transaction contemplated by the Transaction Documents on the date hereof.

5.16                           Further Action. In addition to the foregoing:

(a)                                  The Contributor agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action (including notifying the related Obligors to the extent necessary to perfect the ownership interest of the Company in the Contributed Receivables) that may be necessary in the Contributor’s reasonable judgment or that the Company, the Collateral Agent or the Administrative Agent may reasonably request, in order to protect the Company’s or the Collateral Agent’s right, title and interest in the Contributed Receivables, free and clear of any Liens (other than Liens created pursuant to the Transaction Documents), or to enable the Company, the Collateral Agent or the Administrative Agent to exercise or enforce any of its rights in respect thereof. Without limiting the generality of the foregoing, the Contributor will, and will cause each Originator to, upon the request of the Company, the Collateral Agent or the Administrative Agent (i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or, in the opinion of the Company, the Collateral Agent or the Administrative Agent, advisable to protect the Company’s ownership interest or the Collateral Agent’s security interest in the Contributed Receivables and (ii) obtain the agreement of any Person having a Lien on any Contributed Receivables owned by the Contributor or an Originator to release such Lien upon the contribution of any such Contributed Receivables to the Company;

(b)                                 Until the termination of this Agreement, the Contributor hereby irrevocably authorizes the Company, the Collateral Agent and the Administrative Agent to file one or more financing or continuation statements (and other similar instruments), and amendments thereto, relative to all or any part of the Receivable Assets; and

(c)                                  If the Contributor fails to perform any of its agreements or obligations under this Agreement, following notice to the Contributor detailing such delinquency, the Company, the Collateral Agent and the Administrative Agent may (but shall not be required to) perform, or cause performance of, such agreements or obligations, and the expenses of the Company, the Collateral Agent or the Administrative Agent incurred in connection therewith shall be payable by the Contributor as provided in Section 8.02. Each of the Company, the Collateral Agent or the Administrative Agent shall promptly notify the Contributor after any such performance; provided, however, that the failure to give such notice shall not affect the validity of any such performance.

5.17                           Marking of Records. The Contributor will, and will cause each Originator to, identify on its extraction records relating to the Contributed Receivables from its master database of receivables that the Contributed Receivables and the Receivable Assets related thereto have been contributed to the Company, and thereupon a security interest granted by the Company to the Collateral Agent (on behalf of the Secured Parties).  The Contributor agrees that from time to time it will promptly execute and deliver all instruments and documents, and take all further action, that the Company, the Collateral Agent or the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Contributor’s ownership interest and the Collateral Agent’s first priority perfected security interest in the Contributed Receivables (for the benefit of the Secured Parties).

5.18                           Intercreditor Agreements. With respect to material secured credit facilities, the Contributor will enter into and procure intercreditor agreements, on terms reasonably acceptable to the Company, each Funding Agent, the Administrative Agent and their respective assigns, to the extent reasonably requested by any Funding Agent or the Administrative Agent. In addition, with respect to any other credit facility secured by a location or locations which contain information related to the Receivable Assets, the Contributor will use its commercially reasonable efforts to procure or cause to be procured a landlord estoppel or landlord access letter, as appropriate.

5.19                           Enforcement of Agreements. The Contributor shall enforce its rights under each Origination Agreement, including, without limitation, the right to receive Adjustment Payments and indemnification thereunder.

6.                                   NEGATIVE COVENANTS

The Contributor hereby agrees that, so long as there are any amounts outstanding with respect to Contributed Receivables or until the Final Payout Date, whichever is the later, the Contributor shall not, and shall not permit any Originator to:

6.01                           Limitations on Transfers of Contributed Receivables, Etc. At any time attempt to recontribute, reconvey, reassign, re-transfer or otherwise purport to dispose of or attempt to contribute, sell, convey, assign, transfer or otherwise dispose of any of the Contributed Receivables or any Receivable Assets relating thereto, except as contemplated by the Transaction Documents.

6.02                           Extension or Amendment of Contributed Receivables. Extend payment terms, make any Dilution Adjustment to, rescind, cancel, amend or otherwise modify, or attempt or purport to extend, amend or otherwise modify, the terms of any Contributed Receivables except in accordance with Section 2.05.

6.03                           Change in Payment Instructions to Obligors or in Collection Account Banks.  Instruct any Obligor to make any payments with respect to any Contributed Receivables originated by it other than by check or wire transfer to a Collection Account; or add or terminate any bank as a Collection Account Bank unless such bank enters into a Collection Account Agreement.

6.04                           Change in Name. Change its name, use an additional name, change its identity or company structure or change its form or jurisdiction of organization unless at least 60 days’ prior to the date hereof of any such change it delivers to the Company, the Collateral Agent and the Administrative Agent such documents, instruments or agreements as are necessary to reflect such change and to continue the perfection of the Company’s ownership interest and the Collateral Agent’s security interest in the Contributed Receivables.

6.05                           Policies.  Make any change or modification (or permit any change or modification to be made) in any material respect to the Policies, except (a) if such changes or modifications are necessary under any Requirement of Law, or (b) if such change or modification, other than a change or modification permitted pursuant to clause (a) above, would reasonably be expected to have a Material Adverse Effect, with the consent of each Funding Agent.

6.06                           Modification of Legend. Delete or otherwise modify the information related to the ownership of the Receivable Assets contained in the extraction records of an Originator referenced in any Origination Agreement.

6.07                           Accounting for Contributions. Except as otherwise required by law, prepare any financial statements which shall account for the transactions contemplated hereby in any manner other than as a contribution of the Contributed Receivables to the Company or in any other respect account for or treat the transactions contemplated hereby (including for financial accounting purposes, except as required by law) in any manner other than as contribution of the Contributed Receivables to the Company.

6.08                           Instruments. Unless delivered to the Collateral Agent, take any action to cause any Contributed Receivable not evidenced by an “instrument” (as defined in Section 9-102(a)(47) of the applicable UCC) upon origination to become evidenced by an instrument, except in connection with the enforcement or collection of a Defaulted Receivable.

6.09                           Ineligible Receivables. Without the prior written approval of the Company, take any action relating to such Contributed Receivable which to its knowledge would cause, or would permit such Contributed Receivable to cease to be an Eligible Receivable.

6.10                           Business of the Contributor. Fail to maintain and operate the business currently conducted by the Contributor and the business activities reasonably incidental or related thereto in the chemical business, if such failure would reasonably be expected to result in a Material Adverse Effect with respect to it.

6.11                           Limitation on Fundamental Changes.  Except to the extent permitted by Section 36.3 of the European Receivables Loan Agreement or any Receivables Purchase Agreement, consolidate with or merge into any other corporation or convey, transfer or dispose of its properties and assets substantially as an entirety to any Person, or engage in any corporate restructuring or reorganization, or liquidate.

6.12                           Offices. Move the location of the Contributor’s offices where it keeps its records with respect to the Contributed Receivables without (a) providing thirty (30) days’ prior written notice to the Company, the Collateral Agent and each Funding Agent and (b) taking all actions reasonably requested by the Collateral Agent (including but not limited to all filings and other acts necessary or advisable under the applicable UCC or other applicable laws or similar statute of each relevant jurisdiction) in order to continue the Collateral Agent’s first priority perfected security interest in all Receivable Assets now owned or hereafter created (for the benefit of the Secured Parties).

6.13                           Intentionally Omitted.

6.14                           Amendment of Transaction Documents or Other Material Documents. Other than as set forth in the Transaction Documents, amend any Transaction Document or other material document related to any transactions contemplated hereby or thereby.

6.15                           Additional Equity. Permit the Company to issue or sell any additional shares, membership interests or equity interests in the Company to any Person until after the Final Payout Date.

6.16                           Receivables Purchase Agreements. Take any action under the Receivables Purchase Agreements that could reasonably be expected to have a Material Adverse Effect.

7.                                   TERMINATION EVENTS

7.01                           Originator Termination Events. If any of the following events (herein called “Originator Termination Events”) shall have occurred and be continuing with respect to the Contributor:

(a)                                  the Contributor shall fail to pay any amount due hereunder in accordance with the provisions hereof and such failure shall continue unremedied for a period of two (2) Business Days from the earlier to occur of (i) the date upon which a Responsible Officer of the Contributor obtains actual knowledge of such failure or (ii) the date on which written notice of such failure, requiring the same to be remedied, shall have been given (A) to the Contributor by the Company or the Administrative Agent or (B) to the Company, to the Administrative Agent and to the Contributor by any Funding Agent; or

(b)                                 the Contributor shall fail to observe or perform any other covenant or agreement applicable to it contained herein (other than as specified in paragraph (a) of this Section 7.01) that has a Material Adverse Effect with respect to it and that continues unremedied until ten (10) Local Business Days after the earlier to occur of (i) the date upon which a Responsible Officer of the Contributor obtains actual knowledge of such failure or (ii) the date on which written notice of such failure, requiring the same to be remedied, shall have been given (A) to the Contributor by the Company or the Administrative Agent or (B) to the Company, to the Administrative Agent and to the Contributor by any Funding Agent, provided that if such failure may be cured and the Contributor is diligently pursing such cure, such event shall not constitute an Originator Termination Event for an additional thirty (30) days; or

(c)                                  any representation or warranty made by the Contributor in this Agreement or in any certificate delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made or deemed made, and which continues unremedied until ten (10) Local Business Days after the earlier to occur of (i) the date upon which a Responsible Officer of the Contributor obtains actual knowledge of such failure or (ii) the date on which written notice thereof, requiring the same to be remedied, shall have been given (A) to the Contributor by the Company or the Administrative Agent or (B) to the Company, to the Administrative Agent and to the Contributor by any Funding Agent, provided that if such incorrectness may be cured and the Contributor is diligently pursuing such cure, such event shall not constitute an Originator Termination Event for an additional thirty (30) days and provided further that an Originator Termination Event shall not be deemed to have occurred under this paragraph (c) based upon a breach of any representation or warranty set forth in Section 4.02 if the Contributor shall have complied with the provisions of Section 2.06 in respect thereof; or

(d)                                 a notice of Lien shall have been filed by the PBGC against the Contributor under Section 412(n) of the Code or Section 302(f) of ERISA for a failure to make a required installment or other payment to a plan to which Section 412(n) of the Code or Section 302(f) of ERISA applies unless there shall have been delivered to the Administrative Agent proof, reasonably satisfactory to the Administrative Agent, of release of such Lien or that the filing of such Lien shall not have a Material Adverse Effect with respect to the Contributor as reasonably determined by the Administrative Agent; or

(e)                                  a Federal (or equivalent) tax notice of Lien shall have been filed against an Originator unless there shall have been delivered to the Administrative Agent proof, reasonably satisfactory to the Administrative Agent, of release of such Lien or that the filing of such Lien shall not have a Material Adverse Effect with respect to the Contributor as reasonably determined by the Administrative Agent; or

(f)                                    an “Originator Termination Event” under an Origination Agreement shall have occurred with respect to any Originator other than the Contributor;

then, in the case of any Originator Termination Event, so long as such Originator Termination Event shall be continuing, (x) the Company shall not to accept a contribution of Receivables from the Contributor and (y) in the case of an Originator Termination Event specified in paragraph (f) of this Section 7.01, the relevant Originator shall be terminated as an Originator upon 10 days written notice (the date on which such notice becomes effective, the “Originator Termination Date”) to the Contributor (any such termination, an “Early Originator Termination”); provided that if such removal or termination of an Originator other than the Contributor is in accordance with Section 28 of the European Receivables Loan Agreement and does not otherwise constitute a Program Termination Event, then upon such removal or termination, the Company may resume accepting contributions of Receivables from the Contributor.

Notwithstanding the foregoing, any Receivables and Receivable Assets contributed to the Company, prior to the Company and the Administrative Agent receiving a written notice expressly stating that a Program Termination Date has occurred, shall continue to be property of the Company.

7.02                           Program Termination Events. If any of the following events therein called “Program Termination Events”) shall have occurred and be continuing:

(a)                                  an Insolvency Event or Originator Termination Event shall have occurred with respect to the Contributor; or

(b)                                 there shall have occurred and be continuing an Early Amortization Period; or

(c)                                  a notice of Lien shall have been filed by the PBGC against the Contributor under Section 412(n) of the Code or Section 302(f) of ERISA for a failure to make a required installment or other payment to a plan to which Section 412(n) of the Code or Section 302(f) of ERISA applies unless there shall have been delivered to the Administrative Agent proof, reasonably satisfactory to the Administrative Agent, of release of such Lien or that the filing of such Lien shall not have a Material Adverse Effect with respect to the Contributor as reasonably determined by the Administrative Agent; or

(d)                                 a Federal (or equivalent) tax notice of Lien shall have been filed against the Contributor unless there shall have been delivered to the Administrative Agent proof, reasonably satisfactory to the Administrative Agent, of release of such Lien or that the filing of such Lien shall not have a Material Adverse Effect with respect to the Contributor as reasonably determined by the Administrative Agent; or

(e)                                  an Originator Termination Date shall have occurred (other than with respect to the Contributor) with respect to an Originator that, as of the last Monthly Settlement Report, had originated more than 10% of the Aggregate Receivables Amount reflected on such report; or

(f)                                    an Originator Termination Event (other than with respect to the Contributor) shall have occurred but such Originator has not been terminated within 10 calendar days in accordance with Section 28 of the European Receivables Loan Agreement;

then, after the expiration of any applicable cure period, the obligation of the Company to accept contributions shall terminate without notice (such date of termination, the “Program Termination Date” and any such termination, an “Early Program Termination”) and an Early Amortization Period shall commence.

Notwithstanding the foregoing, any Receivables and Receivable Assets contributed to the Company, prior to the Company and the Administrative Agent receiving a written notice expressly stating that a Program Termination Date has occurred, shall continue to be property of the Company.

7.03                           Remedies.

(a)                                  If an Originator Termination Date or Program Termination Date has occurred and is continuing, the Company (and its assignees) shall have all of the rights and remedies provided to an owner of accounts under applicable law in respect thereto.

(b)                                 The Contributor agrees that, upon the occurrence and during the continuation of a Program Termination Event as described in subsection 7.02(a) or (b):

(i)             the Company (and its assignees) shall have the right at any time to notify, or require that the Contributor, at its expense, notify, the respective Obligors of the grant by the Company of a security interest in the Contributed Receivables and the other Receivable Assets related thereto in favor of the Collateral Agent (for the benefit of the Secured Parties) and may direct that payment of all amounts due or to become due under the Contributed Receivables be made directly to the relevant Company Concentration Accounts;

(ii)          the Company (and its assignees) shall have the right to (A) sue for collections on any Contributed Receivables or (B) sell any Receivable Assets to any Person (other than the Contributor or any of its Affiliates) for a price that is acceptable to the Company. If required by the applicable UCC (or analogous provisions of any other similar law, statute or legislation applicable to the Receivable Assets), the Company (and its assignees) may offer to sell any Receivable Assets to any Person (other than the Contributor or any of its Affiliates), together, at its option, with all other Receivable Assets created by the same Obligor. Any Receivable Assets sold in accordance with this clause (ii) shall cease to be Receivable Assets for all purposes under this Agreement as of the effective date of such sale;

(iii)       the Contributor shall, and shall cause each Originator to, upon the Company’s (or its assignees’) written request and at the Contributor’s expense, (A) assemble all of its documents, instruments and other records (including credit files and computer tapes or disks) that (1) evidence or will evidence or record Contributed Receivables and (2) are otherwise necessary or desirable to effect Collections of such Contributed Receivables including (i) Receivable-specific information including, when applicable, invoice number, invoice due date, invoice value, purchase order reference, shipping date, shipping address, shipping terms, copies of delivery notes, bills of lading, insurance documents, copies of letters of credit, bills of exchange or promissory notes, other security documents, and (ii) Obligor specific information, including copy of the Contract, correspondence file and details of any security held (collectively, the “Originator

Documents”) and (B) deliver such Originator Documents to the Company or its designee at a place designated by the Company. In recognition of the Contributor’s need to have access to any Originator Documents which may be transferred to the Company hereunder, whether as a result of its continuing business relationship with any Obligor under the Contributed Receivables, the Company hereby grants to the Contributor a license to access the Originator Documents transferred by the Contributor to the Company and to access any such transferred computer software in connection with any activity arising in the ordinary course of the Contributor’s business; provided that the Contributor shall not disrupt or otherwise interfere with the Company’s use of and access to the Originator Documents and its computer software during such license period; and

(iv)      upon written request of the Company, the Contributor will (A) deliver to the Company all licenses, rights, computer programs, related material, computer tapes, disks, cassettes and data necessary for the immediate collection of the Contributed Receivables by the Company, with or without the participation of the Contributor (excluding software licenses which by their terms are not permitted to be so delivered; provided that the Contributor shall use reasonable efforts to obtain the consent of the relevant licensor to such delivery but shall not be required, to the extent it has an ownership interest in any electronic records. computer software or licenses. to transfer, assign, set-over or otherwise convey such ownership interests to the Company) and (B) make such arrangements with respect to the collection of the Contributed Receivables as may be reasonably required by the Company.

(c)                                  The Contributor further agrees that upon the occurrence and during the continuation of a Program Termination Event as described in subsection 7.02(a) or (b) of any Origination Agreement (or any corresponding provision), the Company, its assignees or the Administrative Agent may, with respect to the relevant Originator(s), take any action permitted by the Contributor pursuant to Section 7.03(b) of the relevant Origination Agreement (or any corresponding provision).

8.                                   MISCELLANEOUS

8.01                           Payments. All payments to be made by a party (“payor”) hereunder shall be made in Dollars on the applicable due date and in immediately available funds to the recipient’s (“payee”) account as may be specified by such payee from time to time in a notice to such payor. Wherever any payment to be made under this Agreement shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

8.02                           Costs and Expenses. The Contributor agrees (a) to pay or reimburse each of the Company, the Administrative Agent and the Collateral Agent for all of its out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Agreement, the other Transaction Documents and any other documents prepared in connection herewith and therewith, the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, all reasonable fees and disbursements of counsel, (b) to pay or reimburse the Company, the Administrative Agent, the Collateral Agent and their respective assignees for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and any of the other Transaction Documents, including the reasonable fees and disbursements of counsel to the Company and its assignees, (c) to pay, indemnify, and hold the Company, the Administrative

Agent, the Collateral Agent and their respective assignees harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay caused by such Originator in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of, any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and any such other documents and (d) to pay, indemnify, and hold the Company, the Administrative Agent and the Collateral Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (i) which may at any time be imposed on, incurred by or asserted against the Company, the Administrative Agent, the Collateral Agent or their respective assignees in any way relating to or arising out of this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby or in connection herewith or any action taken or omitted by the Company, the Administrative Agent, the Collateral Agent or their respective assignees under or in connection with any of the foregoing (all such other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements being herein called “Originator Indemnified Liabilities”) or (ii) which would not have been imposed on, incurred by or asserted against the Company, the Administrative Agent, the Collateral Agent or their respective assignees but for such Persons entering into and performing under the Transaction Documents; provided, however, that such indemnity shall not be available to the extent that such Originator Indemnified Liabilities are finally judicially determined to have resulted from the gross negligence or willful misconduct of the Company, the Administrative Agent, the Collateral Agent or their respective assignees. The agreements of the Contributor in this Section 8.02 shall survive the collection of all Contributed Receivables, the termination of this Agreement and the payment of all amounts payable hereunder; provided, further, that in no event shall the Contributor be required to make any indemnity payments resulting from the lack of performance or collectibility of the Contributed Receivables (unless such loss results from a breach of a representation or undertaking under any Transaction Document by the Contributor or any of its Affiliates with respect to any such Contributed Receivable).

8.03                           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Contributor and the Company and their respective successors (whether by merger, consolidation or otherwise) and permitted assigns. The Contributor agrees that it will not assign or transfer all or any portion of its rights or obligations hereunder without the prior written consent of the Company and the Administrative Agent. The Contributor acknowledges that, pursuant to the European Receivables Loan Agreement, the Company shall grant to the Collateral Agent (for the benefit of the Secured Parties) a security interest in, among other things, all of its rights hereunder. The Contributor further agrees that, in respect of its obligations hereunder, it will act at the direction of and in accordance with all requests and instructions from the Administrative Agent and the Collateral Agent until the Final Payout Date.

8.04                           Intentionally Omitted.

8.05                           Intentionally Omitted.

8.06                           Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND WITHOUT REFERENCE TO ANY CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), SUBJECT TO THE APPLICATION OF THE LAWS OF ANY OTHER

JURISDICTION THAT MAY BE APPLICABLE TO THE PERFECTION OF ANY CONTRIBUTION OR GRANT OF A SECURITY INTEREST HEREUNDER.

8.07                           No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Company, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

8.08                           Amendments and Waivers. Neither this Agreement nor any terms hereof may be amended, supplemented or modified except in a writing signed by the Company and the Contributor and that otherwise complies with any applicable provision in the other Transaction Documents, including Section 26.3(o) of the European Receivables Loan Agreement.

8.09                           Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10                           Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile communication), and shall be personally delivered or sent by certified mail, postage prepaid, or overnight courier or facsimile, to the intended party at the address or facsimile number of such party as addressed below, or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto (and any other parties to whom such notice is required by the terms of this Agreement or any other Transaction Document).  All such notices and communications shall be shall be deemed to have been duly given or made when (i) delivered by hand, (ii) upon the earlier of actual receipt or physical delivery attempt, if deposited in the mail, postage prepaid or sent by recognized courier service, or, (iii) in the case of telecopy, when received.

With respect to the Company:	Huntsman Receivables Finance LLC
500 Huntsman Way
Salt Lake City
Utah 84108, USA

Attention: Office of the General Counsel
Telecopy: 1 (801) 584-5782

Copy to:	Huntsman (Europe) BVBA
Everslaan 45
B- 3078 Everberg
Belgium

Attention: Treasury Department
Telecopy: 3227595501

With respect to the Contributor:	Huntsman International LLC
500 Huntsman Way

Salt Lake City
Utah 84108, USA

Attention: Office of the General Counsel
Telecopy: 1 (801) 584-5782

Copy to:	Huntsman (Europe) BVBA
Everslaan 45
B-3078 Everberg
Belgium

Attention: Treasury Department
Telecopy: 3227595501

With respect to the Collateral Agent:	Barclays Bank plc
745 Seventh Avenue
New York, New York 10019

Attention: Mary Logan
Telecopy: 1 (212) 412-6846

8.11                           Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company.

8.12                           Submission to Jurisdiction; Service of Process.

(a)                                  Each of the parties hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the Borough of Manhattan, City of New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court, any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and any claim based on its immunity from suit. Nothing in this Section 8.12(a) shall affect the right of any party hereto to bring any action or proceeding against another or its property in the courts of other jurisdictions.

(b)                                 EACH PARTY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY EITHER PARTY AGAINST THE OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES HERETO FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 8.12(b) AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART,

TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISIONS HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

8.13                           No Bankruptcy Petition.

(a)                                  The Contributor, by entering into this Agreement, covenants and agrees, to the extent permissible under applicable law, that it will not solely in its capacity as a creditor of the Company institute against, or join any other Person in instituting against, the Company any involuntary bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other involuntary proceedings (including, but not limited to, petitioning for the declaration of the Company’s assets en désastre) under any Applicable Insolvency Laws; and

(b)                                 Notwithstanding anything elsewhere herein contained, the sole remedy of the Contributor or any other Person in respect of any obligation, covenant, representation, warranty or agreement of the Company under or related to this Agreement shall be against the assets of the Company. Neither the Contributor nor any other Person shall have any claim against the Company to the extent that such assets are insufficient to meet such obligation, covenant, representation, warranty or agreement (the difference being referred to herein as a “shortfall”) and all claims in respect of the shortfall shall be extinguished.

8.14                           Termination. This Agreement will terminate at such time as (a) the commitment of the Company to accept a contribution of Receivables from the Contributor hereunder shall have terminated and (b) all Contributed Receivables have been collected, and the proceeds thereof turned over to the Company and all other amounts owing to the Company hereunder shall have been paid in full or, if Contributed Receivables have not been collected, such Contributed Receivables have become Defaulted Receivables and the Company shall have completed its collection efforts in respect thereto; provided, however, that the indemnities of any Contributor to the Company set forth in this Agreement shall survive such termination and provided further that, to the extent any amounts remain due and owing to the Company hereunder, the Company shall remain entitled to receive any Collections on Contributed Receivables which have become Defaulted Receivables after it shall have completed its collection efforts in respect thereof. Notwithstanding anything to the contrary contained herein, if at any time, any payment made by the Contributor is rescinded or must be restored or returned by the Company as a result of any Insolvency Event with respect to the Contributor then the Contributor’s obligations with respect to such payment shall be reinstated as though such payment had never been made.

8.15                           Responsible Officer Certificates; No Recourse. Any certificate executed and delivered by a Responsible Officer of the Contributor or the Company pursuant to the terms of the Transaction Documents shall be executed by such Responsible Officer not in an individual capacity but solely in his or her capacity as an officer of the Contributor or the Company, as applicable, and such Responsible Officer will not be subject to personal liability as to the matters contained in the certificate. A director, officer, manager, employee or member, as the case may be, as such, of the Contributor or Company shall not have liability for any obligation of the Contributor or the Company hereunder or under any Transaction Document or for any claim based on, in respect of, or by reason of, any Transaction Document, unless such claim results from the gross negligence, fraudulent acts or willful misconduct of such director, officer, employee, manager or member, as the case may be.

8.16                           Confidential Information.

(a)                                  Unless otherwise required by applicable law, and subject to subsection 8.16(b) below, each of the parties hereto undertakes to maintain the confidentiality of this Agreement in its communications with third parties and otherwise. None of the parties shall disclose to any person any information of a confidential nature of or relating to either the Contributor, the Administrative Agent, the Collateral Agent or Company, which such party may have obtained as a result of the Transaction (the “Confidential Information”). For the avoidance of doubt, the Company shall restrict disclosure of Confidential Information to its officers, employees, agents and advisers who need to receive such information to ensure the proper functioning of the Transaction. Both the Administrative Agent and the Collateral Agent shall procure that such officers, employees, agents and advisers shall keep confidential all of the Confidential Information received; and

(b)                                 The provisions of this Section 8. 16 shall not apply:

(i)             to the disclosure of any information which is or becomes public knowledge otherwise than as a result of the conduct of the recipient;

(ii)          to the disclosure of Confidential Information to the Adminstrative Agent’s or Collateral Agent’s assigns (provided that such information is disclosed subject to the condition that such party will hold it confidential on the same basis);

(iii)       to the disclosure of any information to the parties to any of the Transaction Documents or to other parties with the written consent of the parties hereto;

(iv)      to the disclosure of any information in response to any order of any court or Governmental Authority; or

(v)         to the disclosure of any information reasonably required for the completion and filing of any financing statements pursuant to Sections 2.01(c), 3.01(h) , 4.01(d) and 5.16.

8.17                           Effectiveness of this Agreement. This Agreement shall be binding on the parties hereto with effect as at the date hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Contribution Agreement to be executed by their respective officers thereunto duly authorized, all as of the day and year first above written.

HUNTSMAN RECEIVABLES FINANCE LLC,
as the Company

By:	/s/ SEAN DOUGLAS
Name: Sean Douglas
Title: Vice President and Treasurer

HUNTSMAN INTERNATIONAL LLC,
as the Contributor

By:	/s/ SEAN DOUGLAS
Name: Sean Douglas
Title: Vice President and Treasurer